Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential and has been marked with “[***]” to indicate where omissions have been made.

Dated	March 14,	2025

(1)	FG REINSURANCE HOLDINGS, LLC

- and -

(2)	ISMIE UK LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF

FG RE CORPORATE MEMBER LIMITED

THIS AGREEMENT is dated March 14, 2025 and is made BETWEEN:

(1)	FG REINSURANCE HOLDINGS, LLC (incorporated in the State of Delaware with tax ID number 86-3413666) whose registered office is at 108 Gateway Blvd, Suite 204 Mooresville, NC 28117 (the Seller); and

(2)	ISMIE UK LIMITED (incorporated in England and Wales with company registration number 12911251) whose registered office is at 5th Floor, 70 Gracechurch Street, London EC3V 0XL, United Kingdom (the Buyer).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In addition to terms defined elsewhere in this Agreement, the definitions and the rules of interpretation set out in Schedule 6 apply in this Agreement, unless the context requires otherwise.

2.	AGREEMENT TO SELL THE SALE SHARES

2.1	The Seller shall sell to the Buyer and the Buyer shall buy from the Seller the Sale Shares with full title guarantee and free from all Encumbrances (whether known or unknown by the Seller or the Buyer).

2.2	Completion of the sale and purchase of the Sale Shares shall be subject to:

2.2.1	the Council of Lloyd’s having given written notice in accordance with paragraph 12 of the Membership Byelaw (No 5 of 2005) that it consents to the Buyer (and each other person who will upon Completion become a controller of the Company) acquiring control of the Company, where “controller” and “control” for the purposes of this clause shall have the meanings given in the Definitions Byelaw (No 7 of 2005) (the Lloyds Condition) and in any case on or before 5.00 pm (London time) on 30 June 2025 or such later date as the Buyer and Seller may mutually agree in writing (the Longstop Date);

2.2.2	no Pre Completion Warranty Breach having occurred during the Interim Period, unless, to the extent requested by the Buyer, such breach is remedied by the Seller to the satisfaction of the Buyer;

2.2.3	no Material Adverse Change having occurred prior to the Completion Date;

2.2.4	no material breach of any of the covenants set out clause 5 having occurred; and

2.2.5	the execution by Buyer of the Lloyds deposit trust deed and the Lloyds FAL injection form necessary to replace the US$ 5,310,137.58 of Funds at Lloyds.

2.3	If the Lloyds Condition has not been satisfied by the Longstop Date the obligations on the parties shall cease, Completion will not occur, and this Agreement shall automatically terminate and cease to have effect, except for any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

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2.4	If at any time during the Interim Period it becomes apparent to the Buyer that:

2.4.1	any of the Warranties given on the Signing Date was breached, untrue or inaccurate at that time, except as Disclosed in the Disclosure Letter; or

2.4.2	any other Warranty to be given at Completion will be (or is reasonably to be expected to be) breached, untrue or inaccurate, except as Disclosed in the Disclosure Letter,

(in the case of either clause 2.4.1 or 2.4.2, a Pre Completion Warranty Breach); or

2.4.3	there occurs a Material Adverse Change; or

2.4.4	there occurs a material breach of any of the covenants set out clause 5,

the Buyer may, by written notice to the Seller, give notice of to terminate this Agreement, whereupon and this Agreement shall automatically terminate and cease to have effect, except for any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

2.5	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass to the Buyer on Completion together with all associated rights and benefits attaching or accruing to the Sale Shares.

2.6	The Seller irrevocably waives any rights of pre-emption conferred on it by the articles of association of the Company or otherwise over the Sale Shares.

3.	CONSIDERATION

The consideration for the sale of the Sale Shares shall be the payment by the Buyer to the Seller of the Purchase Price in cash on Completion in accordance with Part B of Schedule 3.

4.	DELIVERABLES ON SIGNING

4.1	On the Signing Date, the Seller shall deliver to the Buyer:

4.1.1	the Disclosure Letter duly signed by the Seller;

4.1.2	a copy of the resolutions of the board of directors (or equivalent) of the Seller resolving to approve this Agreement and all relevant documents to which it is a party and authorising execution of those documents by each person signing on behalf of it; and

4.1.3	a certified copy of any power of attorney under which any of this Agreement and any related documents to which the Seller it is a party has been executed by or on behalf of the Seller.

4.2	On the Signing Date, the Buyer shall deliver to the Seller:

4.2.1	a copy of the minutes of the board of directors (or a duly constituted committee thereof) of the Buyer resolving to approve this Agreement all relevant documents to which it is a party and authorising execution of those documents by each person signing on behalf of it; and

4.2.2	a copy of the Disclosure Letter countersigned by the Buyer to acknowledge receipt.

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5.	INTERIM PERIOD COVENANTS

5.1	During the Interim Period, the Seller shall procure that:

5.1.1	the Company carries on its business of Lloyds corporate member in the ordinary course;

5.1.2	without the prior written consent of the Buyer, the Company shall not acquire or dispose of any business interests or assets, including making any new or exiting any existing participations in any Syndicates.

6.	COMPLETION

6.1	Completion shall take place on the date specified by the Buyer as the Completion Date which shall be on a Business Day not more than 5 Business Days from the date of satisfaction of the Lloyds Condition at the offices of the Buyer or at such other place as the parties may agree on or prior to the Completion Date.

6.2	At Completion:

6.2.1	the Seller shall do those things listed in Part A of Schedule 3;

6.2.2	the Buyer shall do those things listed in Part B of Schedule 3; and

6.2.3	the commutation of Treaties UHA 251 22, B1868HT2300259, and B1868HT2400259 shall take place in accordance with the Commutation Agreements;

6.3	At Completion, the Seller will and will procure that it, and any member of the Seller’s Group will pay all money (if any) then owing by them to the Company, whether due for payment or not.

6.4	The Buyer shall initiate the transfer of replacement FAL of US$ 5,310,137.58 to Lloyds at or immediately following Completion in order to facilitate the prompt release by Lloyds of existing US$ 5,310,137.58 FAL to FG Reinsurance Ltd. The Buyer will promptly take any and all other actions necessary to procure (to the extent is able) the return of third party FAL deposit of US$ 5,310,137.58 by Lloyds to FG Reinsurance Ltd (Grand Cayman). The Buyer shall indemnify and hold harmless FG Reinsurance Ltd (Grand Cayman) against Lloyd’s failing to return FAL within 30 days of Completion resulting from any act or omission of the Buyer. This indemnity and hold harmless shall not be subject to and shall operate independently of the limitations of Schedule 4. To the extent that the Buyer pays FG Reinsurance Ltd any amounts pursuant to this indemnity and hold harmless, it shall be assigned all rights to the like amount of FAL that may eventually be released by Lloyds.

7.	THE WARRANTIES

7.1	The Seller warrants to the Buyer that each of the Warranties are true and accurate and not misleading as at the Signing Date.

7.2	The Seller further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading as the Completion Date. For this purpose, each of the Warranties shall be deemed to be repeated on Completion by reference to the facts and circumstances then subsisting. Any reference made to the Signing Date (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of Completion Date.

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7.3	The Warranties shall not in any respect be extinguished or affected by Completion.

7.4	In each Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression, such statement shall be deemed to have been made after due and careful enquiries by the Seller of its directors and the directors of the Company (whether or not the Seller has in fact made those enquiries).

7.5	Each of the paragraphs in Schedule 2:

7.5.1	shall be construed as a separate and independent warranty; and

7.5.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this Agreement,

and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

7.6	The Seller agrees with the Buyer and with the Company to waive any right or claim which it may have against the Company in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by the Company and/or any of its directors, officers, employees or agents in the course of negotiating this Agreement, and that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement.

7.7	The Buyer warrants to the Seller as at Completion that:

7.7.1	the Buyer has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed by the Buyer at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms; and

7.7.2	no consent, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation or by the shareholders of the Buyer that is required has not been obtained to authorise the execution, delivery, validity, enforceability or the performance by the Buyer of its obligations under this Agreement or will be required as a consequence of this Agreement.

8.	THE LIMITATIONS

8.1	The parties agree that the Limitations and other provisions set out within Schedule 4 will apply to this Agreement.

9.	DEALING WITH AND VOTING ON THE SALE SHARES

9.1	The Seller hereby declares that after Completion until the day on which the Seller ceases to be the registered holder of the Sale Shares it shall:

9.1.1	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of the Sale Shares after Completion and all rights arising out of or in connection with it on trust for the Buyer and its successors in title;

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9.1.2	not to exercise any rights attaching to the Sale Shares or exercisable in the Seller’s capacity as registered holder of the Sale Shares without the Buyer’s prior written consent; and

9.1.3	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Buyer or any such successor may reasonably direct.

9.2	The Seller hereby appoints the Buyer as its lawful attorney for the purpose of doing any act or thing which the Seller could, as a member of the Company, do (including receiving notices of and attending and voting at all meetings of the Company) from Completion until the day on which the Seller ceases to be entered in the register of members of the Company as the holder of the Sale Shares as the Attorney in his or her absolute discretion sees fit, including (but not limited to):

9.2.1	receiving notice (and consenting to the holding on short notice) of, and appointing a proxy to attend and vote at, any general meeting of the members of the Company, including meetings of the members or any particular class of member, and all or any adjournments of such meetings,

9.2.2	approving, completing, signing and delivering any written resolution of the members of the Company or of the holders of any class of shares in the capital of the Company, and any other document required to be signed by the registered holder of the Sale Shares;

9.2.3	dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Sale Shares or received in connection with the Sale Shares from the Company or any other person; and

9.2.4	otherwise executing, delivering and doing all deeds, instruments and acts in the Seller’s name insofar as may be done in the Seller’s capacity as registered holder of the Sale Shares.

9.3	The Buyer may delegate one or more of the powers conferred on the Buyer by this power of attorney to an officer or officers appointed for that purpose by the board of directors of the Buyer, by resolution or otherwise.

9.4	This power of attorney is given by way of security to secure the proprietary interest of the Buyer as the buyer of the Sale Shares and shall be irrevocable without the Buyer’s consent while that interest remains undischarged.

10.	ENTIRE AGREEMENT

10.1	Each party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that:

10.1.1	this Agreement and all documents to be entered into pursuant to this Agreement, including but not limited to the Commutation Agreements and the Disclosure Letter (together the Share Purchase Documents) constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share Purchase Documents;

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10.1.2	by entering into the Share Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Share Purchase Documents;

10.1.3	except as otherwise provided in any of the Share Purchase Documents, no party may rescind or terminate any of the Share Purchase Documents for breach of contract or for negligent or innocent misrepresentation or otherwise; and

10.1.4	nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

11.	NO RIGHT OF TERMINATION

Save as otherwise provided for in this Agreement, the sole remedy of a party against the other under this Agreement shall be an action in damages. No party shall be entitled to terminate or rescind this Agreement by reason of any Relevant Claim or for any other reason other than as expressly provided for in this Agreement.

12.	FURTHER ASSURANCES

12.1	The Seller shall (and shall use its reasonable endeavours to procure that any third parties shall) at its own cost prior to Completion and at the Buyer’s cost from Completion promptly execute and deliver to the Buyer such other documents in a form reasonably satisfactory to the Buyer and take such other action as is within its power to do so which may in the reasonable opinion of the Buyer be required to give to the Buyer the full benefit of all the provisions of this Agreement.

12.2	The Buyer shall procure that within five (5) Business Days following Completion a resolution for the name of the Company to be changed so that it does not include “FG” shall be filed with Companies House.

13.	CONTINUING AGREEMENT

This Agreement (other than obligations which have already been performed) will remain in effect after Completion.

14.	PROTECTION OF THE COMPANY’S INFORMATION

The Seller will, and will procure that the members of the Seller’s Group, will not at any time after Completion use or (except as required by law or by any Relevant Authority and/or otherwise in the proper exercise by the Managing Agent of it rights, duties and/or powers under the Managing Agent’s Agreement) disclose to any person, and the Seller will use its best endeavours to prevent the publication or disclosure of, any information of a secret or confidential nature concerning the business or affairs of the Company.

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15.	ANNOUNCEMENTS AND CONFIDENTIALITY

15.1	Subject to clause 15.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party (or any of its respective Related Undertakings) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

15.2	Clause 15.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body (including the Council) or court of competent jurisdiction (Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

15.3	Subject to clause 15.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement (or, in the case of the Seller, as a result of its ownership of the Company prior to Completion) which relates to:

15.3.1	the subject matter and provisions of this Agreement;

15.3.2	the negotiations relating to this Agreement;

15.3.3	the other party and/or its Related Undertakings; and/or

15.3.4	in the case of the Seller and with effect only on or after Completion, the Company.

15.4	A party may disclose information which would otherwise be confidential if and to the extent:

15.4.1	required by the law of any relevant jurisdiction or any court of competent jurisdiction;

15.4.2	required by any Relevant Authority or Taxation Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;

15.4.3	reasonably required for the purposes of its published accounts or the published accounts of any of its Related Undertakings;

15.4.4	required to vest the full benefit of this Agreement in either party;

15.4.5	disclosure is made to its Related Undertakings and/or its Representatives, provided that any such Related Undertaking or Representative is informed of the confidential nature of the information and such Related Undertaking or Representative acts in accordance with the provisions of clause 15.3 as if it were a party hereto;

15.4.6	the information has come into the public domain through no fault of that party; or

15.4.7	the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

provided that any disclosure pursuant to clause 15.4.1, 15.4.2 and 15.4.3 shall, so far as it practicable, be made only after consultation with the other party.

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16.	REMEDIES AND WAIVERS

The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by either party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either party under this Agreement shall affect or restrict the further exercise or enforcement of any such right or remedy.

17.	RELEASE

The liability of any party to this Agreement may not, in whole or in part, be released, compounded or compromised without the written agreement of the other party and, if the other party shall give time or indulgence to the person under such liability, this shall in no way prejudice or affect that party’s rights against any other person under the same or similar liability.

18.	ALTERATIONS

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

19.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts via secure electronic means and by the parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

20.	COSTS

Each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement.

21.	RIGHTS OF THIRD PARTIES

21.1	The provisions of clauses 7.6, 14 and 15 are intended to benefit the Company. The indemnity and hold harmless provisions of clause 6.4 are intended to benefit FG Reinsurance Ltd. Save as aforesaid or as otherwise provided in clause 21.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

21.2	The parties agree that the provision of clause 15.3.3 expressly confers a benefit on their respective Related Undertakings, and that such provision is intended to benefit, and be enforceable by, such Related Undertakings in their own right under the Contracts (Rights of Third Parties) Act 1999.

21.3	Notwithstanding clauses 21.1 and 21.2, under no circumstances shall any consent be required from the Company or any such Related Undertaking for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation effects or extinguishes any such benefit or right.

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22.	NOTICES

22.1	A notice or other communication given under or in connection with this Agreement (a Notice) shall be:

22.1.1	in writing;

22.1.2	in the English language; and

22.1.3	sent by the Permitted Method to the Notified Address.

22.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address
Pre-paid air-mail	Six (6) Business Days after posting
Email	On completion of transmission

22.3	The Notified Addresses of each of the parties is as set out below:

Name of Party	Address	Email	Marked for the attention of:
Seller	108 Gateway Blvd, Suite 204 Mooresville, NC 28117	[***]	Tom Heise
Buyer	ISMIE UK Limited, 5th Floor, 70 Gracechurch Street, London, United Kingdom, EC3V 0XL	[***]	Jim Myhre

or such other Notified Address as either party may, by notice to the other, substitute for its Notified Address set out above, but without prejudice to the effectiveness of any notice already given in accordance with this clause 22.3.

23.	ASSIGNMENT

23.1	Subject to clause 23.2, the benefit of this Agreement (including the Warranties) shall not be assignable by either party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

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23.2	The Buyer may at any time assign, sub-contract, hold on trust or otherwise transfer all or any part of its rights and benefits under this Agreement to:

23.2.1	any transferee of the share capital of the Company;

23.2.2	any member of the Buyer’s Group.

23.3	Any assignee permitted under clause 23.2 to whom an assignment is made may in its own right enforce any term of this Agreement as if it were a party to it.

24.	GOVERNING LAW

24.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

24.2	The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

25.	DISPUTE RESOLUTION

25.1	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (LCIA Rules), which LCIA Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three, one to be chosen by each party, and the third by the two arbitrators so chosen. If either party refuses or neglects to appoint an arbitrator within 30 calendar days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within 30 calendar days of their appointment, either of the parties may apply to the London Court of International Arbitration (LCIA) for the appointment of the third arbitrator and in such case the person so appointed shall be deemed and shall act as the third arbitrator. All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or underwriters at Lloyd’s of London not under the control of either party to this Agreement.

25.2	The arbitration shall follow the LCIA Rules. The arbitrators shall be relieved of all judicial formalities and may abstain from following the strict rules of evidence. Each party shall submit its case to the arbitrators within thirty calendar days of the appointment of the third arbitrator.

25.3	The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in London, England unless some other place is mutually agreed upon by the parties.

IN WITNESS whereof, this Agreement has been executed and delivered as a Deed the day and year first above written.

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SCHEDULE 1 - INFORMATION ABOUT THE COMPANY

Jurisdiction of incorporation	England & Wales

Date of incorporation	26 September 2019

Registered number	12228254

Registered office	5th Floor, 70 Gracechurch Street, London, United Kingdom, EC3V 0XL

Issued share capital	100 ordinary shares of £1.00 each

Directors	David Charles Bowles Thomas Christopher Heise APCL Corporate Director No.1 Limited APCL Corporate Director No.1 Limited

Secretary	Argenta Secretariat Limited

Auditors	PKF Littlejohn LLP

Accounting reference date	31 December

Charges	1.	Society of Lloyd’s Trust Deed - floating charge per Companies House filing ref: 122282540001
	2.	Society of Lloyd’s Trust Deed - floating charge per Companies House filing ref: 122282540002

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SCHEDULE 2 - THE WARRANTIES

1.	The Sale Shares, the Seller and the Company

1.1	The shares, details of which are set out opposite “Issued share capital” in Schedule 1, constitute the entire issued and allotted share capital of the Company and are fully paid up and non-assessable. There are no preferred shares or other classes of share capital of the Company other than those set forth on Schedule 1.

1.2	There is no Encumbrance on, over or affecting the Sale Shares or the Company, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Sale Shares or the Company, other than as required as part of the Company’s trading at Lloyd’s in the ordinary course of its business as a corporate member at Lloyd’s.

1.3	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares to the Buyer free from Encumbrances on the terms of this Agreement without the consent of any third party.

1.4	The Company is a private company limited by shares, formed and registered under CA 2006. and the information set out in Schedule 1 is true, complete and accurate.

1.5	The Company is a wholly-owned subsidiary of the Seller.

1.6	Other than in respect of its interests in the Syndicates and such Syndicates’ respective interests in shares in bodies corporate by way of investment, the Company does not have any subsidiaries and has no participation or any other interest in any other body corporate or assets.

1.7	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company.

1.8	The Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms.

1.9	Other than in respect of the Lloyds Condition, no consent, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation or of the shareholders of the Seller that is required has not been obtained to authorise the execution, delivery, validity, enforceability or the performance by the Seller of its obligations under this Agreement or will be required as a consequence of this Agreement.

1.10	The execution and delivery of this Agreement will not:

1.10.1	result in a breach of any provision of any (i) constitutional document of the Company or (ii) any agreement to which the Company is a party; or

1.10.2	result in a breach of or give any third party a right to terminate or modify, or result in the creation of an Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Company is a party or by which the Company or any of its assets are bound.

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1.11	No Insolvency Proceedings have been commenced against the Seller or the Company or any part of their assets, chattels, property or undertaking and there are no circumstances which would entitle any person to commence any Insolvency Proceedings in relation to the Seller or the Company or any part of their assets, chattels, property or undertaking. No other process has been initiated which could lead to the Seller or the Company being dissolved and their assets being distributed amongst their creditors, members or other contributories or being struck off. The Seller is not insolvent.

2.	Compliance with legal requirements

2.1	All registers and minute books required by law to be kept by the Company have been properly maintained and contain, to the extent required by law, a record of the matters which should be recorded in them, and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect or incomplete.

2.2	The Company is conducting and has at all times conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and the European Union (including all Lloyd’s bylaws, rules and regulations) and so far as the Seller is aware has no liability for any unlawful act committed by any other person.

2.3	The Company has obtained all licences, permissions, consents and other approvals (together Permits) and made all material filings required for or in connection with the carrying on of its business in the places and in the manner in which its business is now carried on. Such Permits are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all material respects, and so far as the Seller is aware there are no circumstances which exist or indicate that any of such Permits will or may be revoked or not renewed or which may confer a right of revocation.

2.4	The Company has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body (including Lloyd’s and the Council), and so far as the Seller is aware there are no circumstances likely to give rise to any such investigation or enquiry.

2.5	Neither:

2.5.1	the Company; nor

2.5.2	in relation to the business of the Company, any of its officers nor any person for whose acts or defaults the Company may be vicariously liable,

is involved in any civil, criminal, arbitration or mediation proceedings or dispute resolution process. No notice has been received that such proceedings or process and no disputes or claims of any nature (including, without limitation, any disputes or claims with the Managing Agent, the Member’s Agent, any coverholders or any other third party) against the Company or any such person or in respect of which the Company is liable to indemnify any party concerned and so far as the Seller is aware there has been no written notice that facts exist which are likely to give rise to any such proceedings, process, disputes or claims.

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3.	Commercial

3.1	The Company has not conducted any trade or business other than that of a corporate member at Lloyd’s and matters incidental thereto, as and to the extent permitted by the Membership Byelaw.

3.2	Save for in its capacity as a member of the Syndicate, the Company has not entered into any outwards reinsurance or funding arrangements other than (i) the FAL quota share with FG Reinsurance Ltd (Grand Cayman) or (ii) as a member of the Syndicates, either alone or with others.

3.3	The Company’s FAL is made up of:

3.3.1	third party FAL deposit under a collateralised quota share with FG Reinsurance Ltd (Grand Cayman) of US$ 5,310,137.58;

3.3.2	the Company’s own corporate member funds on deposit at Lloyds of US$318,994.99; and

3.3.3	third party FAL deposit under a collateralised XOL with AXA XL of US$ 4,386,270.00.

3.4	The XOL with AXA XL remains in full force and effect.

3.5	The Managing Agent’s Agreement remains in full force and effect.

3.6	Neither (so far as the Seller has been made aware through written notice) the Managing Agent nor the Company is nor has ever been in material breach of the Managing Agent’s Agreement and the Company has not waived released or otherwise abrogated any (i) right or claim; and/ or (ii) any obligation or liability of the Managing Agent or any third party thereunder.

3.7	There are no outstanding obligations owed by the Company to the Managing Agent, the Member’s Agent or any other third party under the Managing Agent’s Agreement, the Member’s Agent Agreement or otherwise.

3.8	The Company does not have and has never had any employees or engaged any individual as a self-employed consultant or on a contract for services.

3.9	The Company has not entered into any service contract or terms of appointment with any of its present or former directors.

3.10	The Company does not have, nor has it ever had, any legal or beneficial interest in, or any liability or obligation in respect of, any land or any real property or building.

3.11	The Company has never declared, made or paid any dividend or other distribution.

3.12	Save for in its capacity as a member of the Syndicates, the Company is not engaged in any suits, actions, litigation, arbitration or tribunal proceedings and, so far as the Seller is aware, no such suit, action, litigation, arbitration or tribunal proceeding is pending or threatened against the Company.

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SCHEDULE 3 - COMPLETION

PART A: SELLER’S OBLIGATIONS

1.	At Completion, the Seller shall:

1.1	deliver to the Buyer:

1.1.1	the transfer in respect of the Sale Shares duly executed and completed in favour of the Buyer, together with the certificate for the Sale Shares or an indemnity, in the agreed form, for any lost share certificate;

1.1.2	a certified copy of the minutes of a duly held meeting of the directors of the Seller authorising the sale of the Sale Shares and the execution of the transfer in respect of the Sale Shares;

1.1.3	all statutory registers and minute books of the Company (written up to the Business Day immediately preceding Completion) and its common seal, certificate of incorporation, any certificate or certificates of incorporation on change of name and a copy of its Articles of Association and any other documents of the Company required to be kept by the Company;

1.1.4	all the financial and accounting books and records of the Company;

1.1.5	letters of resignation (executed as deeds) from all the directors and the secretary of the Company resigning their offices as such and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever, including redundancy and unfair dismissal, such resignations to be tendered at the board meeting referred to in paragraph 1.2 below;

1.1.6	an acknowledgement and release from the Seller irrevocably releasing the Company from any liability which may be owing to the Seller or any member of the Seller’s Group;

1.1.7	a letter in a form reasonably acceptable to the Buyer from any person registered in any PSC register of the Company confirming that they have ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to the Company;

1.1.8	the authentication code of the Company issued by Companies House for electronic filing purposes;

1.1.9	a copy of the signed written approval from Lloyd’s in respect of the transaction contemplated by this Agreement, in a form reasonably acceptable to the Buyer; and

1.1.10	each of the Commutation Agreements duly executed by the parties thereto.

1.2	procure that the Company holds a board meeting at which it is resolved that:

1.2.1	the transfer mentioned in paragraph 1.1.1 be registered in the register of members of the Company;

1.2.2	James Myhre and David Wichmann (and/or such other persons as the Buyer may nominate) be validly appointed as directors and such person as may be nominated by the Buyer be validly appointed as secretary of the Company;

1.2.3	the resignations of the directors and secretary of the Company, referred to in paragraph 1.1.5 above, be tendered and accepted so as to take effect at the close of the meeting;

1.2.4	all bank mandates in force for the Company be altered or replaced in such manner as the Buyer notifies the Seller at least three (3) Business Days prior to Completion;

1.2.5	the registered office address of the Company be altered in such manner as the Buyer notifies the Seller at least three (3) Business Days prior to Completion; and

1.2.6	the accounting reference date of the Company be altered in such manner as the Buyer notifies the Seller at least three (3) Business Days prior to Completion.

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PART B: BUYER’S OBLIGATIONS

1.	At Completion, the Buyer shall:

1.1	pay the Purchase Price in cash/by electronic funds transfer for value on the day of Completion to the Nominated Account and payment of the Purchase Price into such account shall constitute a good discharge to the Buyer in respect of it;

1.2	deliver to the Seller copies of the executed Lloyds deposit trust deed and Lloyds FAL injection form referenced in clause 2.2.5; and

1.3	deliver to the Seller a copy of the minutes of a meeting of the Buyer approving the terms of this Agreement.

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SCHEDULE 4- LIMITATIONS ON THE LIABILITY OF THE SELLER

1.	Time limits

1.1	The Seller shall not be liable in respect of a Relevant Claim unless the Buyer gives to the Seller notice in writing summarising the nature of the Relevant Claim (in so far as it is known to the Buyer) and containing, as far as is reasonably practicable, the Buyer’s reasonable estimate of the amount claimed, to the Seller of that Relevant Claim:

1.1.1	in the case of a claim under the Taxation Warranties, by no later than the date falling six (6) years after the Completion Date; and

1.1.2	in the case of any other Relevant Claim, by no later than the date falling twenty-four (24) months after the Completion Date.

2.	Remediable breaches

Where the matter giving rise to a Relevant Claim (other than a claim for breach of a Title Warranty) is capable of remedy, the Buyer shall procure that the Seller is given the opportunity during the period of twenty (20) Business Days immediately following the date on which notice of such Relevant Claim is given to the Seller to remedy the relevant matter or circumstance, provided in all cases that any remedial works do not cause undue disruption to the business of the Buyer or the Company. Notwithstanding the foregoing, the Buyer shall not be prevented from bringing a Relevant Claim to the extent that the matter or circumstance has not been remedied.

3.	General limitations

3.1	The Seller shall not be liable in respect of a Relevant Claim to the extent that the matter or circumstance giving rise to that claim:

3.1.1	is allowed, provided, Disclosed or reserved for in this Agreement or the Accounts or the Disclosure Letter;

3.1.2	is disclosed in a search made 2 Business Days prior to Completion, or would have been disclosed if such search had been made, in relation to the Company of the files maintained by the registrar of companies in England;

3.1.3	occurs (or the value of the Relevant Claim is increased) as a result of any introduction, enactment, change, amendment or withdrawal of any enactment, regulation, rules of any regulator, accounting practice or administrative practice or guidance occurring after the date of this Agreement (where that introduction, enactment, change, amendment or withdrawal purports to have retrospective effect in whole or in part), or any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement;

3.1.4	occurs (or the value of the Relevant Claim is increased) as a result of:

(a)	any increase after the date of this Agreement in any rate of Taxation;

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(b)	any member of the Buyer’s Group disclaiming any part of the benefit of capital or other allowances against Taxation claimed on or before Completion; or

(c)	any failure or omission to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any law, regulation or guidance relating to Taxation after Completion, which was claimed on or before Completion and of which the Buyer had actual knowledge prior to Completion;

3.1.5	arises (or the value of the Relevant Claim is increased) as a consequence of any act or omission carried out (i) by the Buyer in consequence of the execution and performance of and in accordance with the terms of this Agreement, or (ii) by the Seller at the specific and written request of the Buyer before or after Completion;

3.1.6	arises (or the value of the Relevant Claim is increased) as a consequence of any act or omission voluntarily carried out by the Buyer outside the ordinary course of business whether before or after Completion by the Buyer or after Completion by the Company or by any of their respective agents or successors in title;

3.1.7	it is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability and is discharged, provided that this sub- paragraph shall not operate to avoid any Relevant Claim of which written notice has been given to the Seller in accordance with the terms of paragraph 2 of this Schedule;

3.1.8	is within the actual knowledge of the Buyer prior to the Completion Date;

3.1.9	is a liability for (i) Taxation which arises as a result of the disallowance of any deduction for the reinsurance under the QSR or (ii) Taxation in respect of insurance and/or reinsurance premium, irrecoverable VAT and other Taxation that is properly treated as expenses of trading (rather than as taxation of profits, income or gains) and for any penalties or fines in relation to any of the foregoing;

3.1.10	in respect of which the Company has at the date of this Agreement the benefit of an indemnity, or other right to be paid, or insurance cover in place pursuant to the QSR.

3.1.11	is a liability for Taxation in respect of which there is a relief or right to repayment of Tax available to the Company to mitigate (other than a relief or right to repayment of Tax of the Buyer).

4.	No double recovery

The Buyer agrees with the Seller that, in respect of any matter which may give rise to a liability under this Agreement no such liability shall be met more than once.

5.	Claims by or against third parties

5.1	If the Buyer becomes aware of any matter:

5.1.1	which has given, or might give rise, to a claim being made by a third party against the Buyer or the Company which will or is reasonably likely to give rise to a Relevant Claim (other than a claim (i) in respect of the Taxation Warranties or (ii) involving any regulatory authority including Lloyd’s or the Council); or

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5.1.2	in respect of which the Buyer or the Company is or is reasonably likely to become entitled to recover (whether by way of payment, discount, credit, set-off, counterclaim or otherwise) from any third party any sum in respect of any loss, damage or liability which has been, is or is reasonably likely to become the subject of a Relevant Claim (other than a claim in respect of the Taxation Warranties), in each case a Third Party Claim (including for the avoidance of doubt, a prospective claim), then the following provisions of this paragraph 6 shall apply.

5.2	Where paragraph 3.1 applies, the Buyer shall:

5.2.1	give written notice (containing reasonable details of the Third Party Claim) to the Seller of the matter as soon as reasonably practicable and shall consult with the Seller with respect to that Third Party Claim and keep the Seller fully and promptly informed of all developments in relation to that Third Party Claim;

5.2.2	give the Seller or its duly authorised representatives reasonable access to the personnel of the Buyer and/or the Company (as the case may be) and to any premises, chattels, accounts, documents and records which are relevant to such claim and are within the power, possession or control of the Buyer and/or the Company (relevant assets) in each case on reasonable notice and during normal working hours, to enable the Seller and its duly authorised representatives to investigate the claim and to examine and take copies or photographs of the relevant assets at the Seller’s expense;

5.2.3	subject to the Seller indemnifying the Buyer and the Company in terms satisfactory to the Buyer (acting reasonably) and paying to the Buyer on demand an amount equal to any costs which they may reasonably incur as a result of acceding to the Seller’s requests under this paragraph 5.2.3, the Buyer or the Company shall take or refrain from taking such actions as the Seller may reasonably request in respect of the conduct of the Third Party Claim provided always that neither the Buyer nor the Company shall be required to:

(a)	communicate to any third party (including any regulatory, fiscal or Taxation Authority) any information that in the Buyer’s reasonable opinion is incorrect; or

(b)	take any action which, in the Buyer’s reasonable opinion, is contrary to applicable law or regulation,

in each case unless complying with its obligations under this paragraph 5.2.3 would have a material adverse effect on the business of any member of the Buyer’s Group or the Company,

provided, in each case, that such action will not be unduly onerous on the Buyer or any member of the Buyer’s Group and will not be materially prejudicial (in the reasonable opinion of the Buyer) to the future conduct of the business of the Buyer or the Buyer’s Group. For the avoidance of doubt, the Buyer shall not be required to provide any document, correspondence or other information to the Seller where:

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(a)	the Buyer reasonably believes that it might cause the Buyer or the relevant member of the Buyer’s Group to breach any law, regulation or regulatory guidance (including but not limited to data protection legislation);

(b)	the Buyer reasonably believes that it might breach any confidentiality or non-disclosure agreement between any third party and the Buyer or the relevant member of the Buyer’s Group;

(c)	such information is confidential and commercially sensitive; or

(d)	providing such document, correspondence or other information would cause or would risk causing the loss of privilege in respect of the advice or other information contained in such document or correspondence.

5.3	If, after the Seller has made any payment to the Buyer in respect of a Relevant Claim (other than a claim in respect of a Taxation Warranty), the recipient of that payment recovers from a third party (whether by payment, discount, credit, relief, insurance indemnity or otherwise) a sum which is referable to that payment (the Recovery Amount), then the Buyer shall forthwith repay (or procure the repayment) to the Seller an amount equal to the lesser of the Recovery Amount (less all proper costs, fees and expenses paid by the Buyer in recovering the Recovery Amount and any Taxation paid by the Buyer thereon) and the sum paid by the Seller to the Buyer.

6.	Successful claims constitute reduction in Purchase Price

The satisfaction by the Seller of any claim under this Agreement (including the Warranties) shall be deemed to constitute a reduction in the consideration payable by the Buyer for the purchase of the Sale Shares (provided that such consideration shall not be reduced below zero).

7.	Fraud

Nothing in this Schedule, nor any other provision of this Agreement purporting to limit or exclude the Seller’s liability, shall apply to any claim to the extent that it arises or is increased as a result of the fraud, fraudulent misrepresentation, wilful default, wilful concealment or any other dishonest acts or omissions by the Seller or any of its directors, officers and employees.

8.	No rescission

The Buyer and the Seller agree that rescission shall not be available as a remedy for any breach of this Agreement and the Buyer and the Seller shall not be entitled to rescind or terminate this Agreement after Completion.

9.	Duty to mitigate

Nothing in this Agreement shall increase the liability of the Seller beyond the amount for which it would have been liable if the Buyer had taken reasonable steps to mitigate its loss in respect of any claim or any matter giving rise to claim against the Seller under or in connection with this Agreement.

10.	Consequential loss

The Buyer shall not be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit.

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SCHEDULE 5 – TAXATION

1.	In this Schedule 5:

Group Tax Relief means any Relief available between members of a group or related persons for Taxation purposes whether in the United Kingdom or any other jurisdiction.

Taxation Warranties

2.	The Company is and has at all times been resident for Taxation purposes in the jurisdiction where it was incorporated. The Company does not have a branch outside its jurisdiction of incorporation or any permanent establishment outside its jurisdiction of incorporation

3.	No Taxation Authority has carried out in the last six (6) years, or is (so far as the Seller aware) at present conducting or given notice of its intention to conduct, any review, audit or investigation into any aspect of the business or affairs of the Company (or into any member of the Seller’s Group, where it could or did impact on the Company) other than of a routine nature, and (so far as the Seller aware) there is no reason why any such review, audit or investigation should be initiated.

4.	Since the Accounts Date, the Company has accrued no taxable profits or gains other than those arising directly from its participation in the Syndicates.

5.	The Company does not have (and has never had) a liability or contingent liability to pay any amount to any person in respect of the surrender or allocation among any companies of any Group Tax Relief or any similar arrangement.

6.	The Accounts reserve or provide for all Taxation or other sums imposed, charged, assessed, levied or payable under the Tax Statutes for which the Company was at the Accounts Date liable or able to be made liable and the Accounts reserve for any contingent or deferred liability to Taxation, in each case to the extent required by applicable law.

7.	The Company has duly and punctually paid all Taxation which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the six years prior to the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Taxation nor, so far as the Seller is or should reasonably be aware, will the Company become liable to pay any such penalty, fine, surcharge or interest in connection with any arrangements entered into prior to the Signing Date.

8.	All computations and returns (including all land transaction returns) which should have been made by the Company for any Taxation purpose have been made, were and remain correct and complete in all respects, were made on a proper basis and leave no material matter unresolved and are not nor, so far as the Warrantors are or should reasonably be aware, are likely to be the subject of any dispute with any Taxation Authority and the Company has provided all information required to be provided under the Tax Statutes or pursuant to any notice served under them.

9.	All statements and disclosures made to any Taxation Authority in connection with the Tax Statutes were when made and remain complete and accurate in all material respects.

10.	The Company has maintained and has in its possession or under its control all records and documentation which it is required by any of the Tax Statutes to maintain and the Company has complete and accurate books and records and/or information to enable it to calculate its future liability to Taxation upon the disposal of any asset owned by the Company at the Signing Date.

Conduct of Taxation matters

11.	Each party shall provide to the other such documents, records, correspondence, accounts and/or other information as shall be reasonably requested in relation to the Tax affairs of the Company in respect of any period or part period ending on or prior to Completion within 15 Business Days of such request.

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SCHEDULE 6 – DEFINITIONS AND INTERPRETATION

1.	In this Agreement, unless the context requires otherwise:

Accounts means the [Company’s Section A, tab 102 4th quarter monitoring reports] for the period ended on the Accounts Date;

Accounts Date means 31 December 2024;

Auditors means the auditors of the Company namely PKF Littlejohn LLP, 15 Westferry Circus, Canary Wharf, London, E14 4HD;

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in London;

Buyer’s Group means the Buyer and (i) each company which is for the time being (whether on or after the date of this Agreement) a Related Undertaking of the Buyer or (ii) any company that at any time may be treated as related to the Buyer for the purposes of any Taxation;

CA 2006 means the Companies Act 2006;

Commutation Agreements means the reinsurance commutation agreements in the agreed forms to be entered into between the Company and the following reinsurer counterparties, in respect of the following years of account and contracts:

Reinsurer	YOA/ contract

FG Reinsurance Ltd (formerly known as Fundamental Global Reinsurance Ltd)	UHA 251 222022 (Quota Share Reinsurance Contract, effective on 1 January 2022, Document Number: UHA25122)

FG Reinsurance Ltd	2023 (Quota Share Reinsurance Contract, effective on 1 January 2023, Document Number: B1868HT2300259)

FG Reinsurance Ltd	2024 (Quota Share Reinsurance Contract, effective on 1 January 2024, Document Number: B1868HT2400259)

Company means FG RE Corporate Member Limited a company incorporated and registered in England and Wales (under company registration number 12228254), further particulars of which are set out in Schedule 1;

Completion means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 6 and Schedule 3;

Completion Date means the date on which Completion occurs in accordance with clause 6;

Council means the council constituted by the Lloyd’s Act 1982 and shall include any delegate or persons through whom the council is authorised to act;

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Disclosed means fairly and accurately disclosed in the Disclosure Letter in a manner and with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed, the Warranties which are qualified by it and make an informed and accurate assessment of any losses, damages, claims, liabilities (including contingent liabilities) or consequences arising from it now or in the future and disclose, disclosure or any similar expression will be interpreted accordingly;

Disclosure Letter means the letter in the agreed form from the Seller delivered to the Buyer immediately prior to the execution of this Agreement (prepared by reference to the facts and circumstances subsisting at that time) disclosing any matters in relation to the Warranties, together with all documents attached to it or listed in any schedule to it;

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

Excluded Claim means a claim by the Buyer pursuant to any clause or provision of this Agreement (including clause 7) for breach of any of the Excluded Warranties, whether for damages, compensation or any other relief;

Excluded Warranties means the warranties set out in paragraphs 1 and 3 of Schedule 2;

FAL means Funds at Lloyds;

HMRC means HM Revenue and Customs;

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership (including administrative receivership, LPA receivership, the appointment of a receiver/manager and/or the appointment of a Court appointed receiver), arrangement (including a company voluntary arrangement or an individual voluntary arrangement) or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off, dissolution or any distress, execution or other process levied or event analogous to any of the events mentioned in this definition in any jurisdiction outside England and Wales;

Interim Period means the period from (and including) the Signing Date up to (and including) Completion or, if earlier, the termination of this Agreement in accordance with its terms;

Limited Tenancy Agreement means the agreement(s) varying the terms of the Managing Agent’s Agreement and made between the Managing Agent and the Company;

Lloyd’s means the Society incorporated by the Lloyd’s Act of 1871 by the name of Lloyd’s;

Managing Agent means the Lloyd’s authorised Managing Agent(s) overseeing the Syndicates on which the Company participates for the relevant year(s) of account;

Managing Agent’s Agreement means the managing agent’s agreement(s) between the Company and the Managing Agent or between the Members Agent and the Managing Agent for and on behalf of the relevant Member;

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Material Adverse Change means an occurrence, change or event which has or is likely to have a material adverse effect on the operations, assets, liabilities, position (financial, regulatory, trading or otherwise), profits or prospects of the Company and/or the business carried on by the Company, or otherwise causes or is likely to cause material reputational damage to the Company and/or the Buyer’s Group;

Member’s Agent means Argenta Private Capital Limited (registration number 741597);

Member’s Agent Agreement means the member’s agent agreement between the Company and the Member’s Agent;

Nominated Account means the Seller’s bank account, the details of which shall be notified to the Buyer by the Seller in writing at least three (3) Business Days prior to Completion;

Purchase Price means three hundred and eighteen thousand nine hundred and ninety four US dollars and ninety nine US dollar cents (US$ 318,994.99);

QSR means the quota share reinsurance agreement between the Company and FG Reinsurance Ltd the latest being dated 28th November 2023;

Related Undertaking means, in relation to any company, any subsidiary or holding company of that company or any subsidiary of any such holding company;

Relevant Authority has the meaning given to that expression in clause 15.2;

Relevant Claim means a claim by the Buyer pursuant to any clause or provision of this Agreement (including clause 7) for breach of any of the Warranties, whether for damages, compensation or any other relief;

Representative means, in relation to any person, its director, officer, employee, agent, adviser, accountant and/or consultant;

Sale Shares means the entire issued share capital of the Company;

Seller’s Group means the Seller and (i) each company which is for the time being (whether on or after the date of this Agreement) a Related Undertaking of the Seller other than, after Completion, the Company or (ii) any company that at any time may be treated as related to the Seller for the purposes of any Taxation;

Signing Date means the date of this Agreement;

subsidiary and holding company have the meanings given to them by section 1159 CA 2006;

Syndicates means Lloyd’s syndicates on which the Company participates for the relevant year(s) of account;

Taxation or Tax means:

(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere payable to or imposed by any Taxation Authority; and

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(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;

Taxation Authority means HMRC or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere;

Tax Statute means any primary or secondary statute, instrument, enactment, order, law, by- law or regulation making any provision for or in relation to Taxation.

Taxation Warranties means the warranties set out in Schedule 5;

Title Warranties means the warranties set out in paragraphs 1.1 to 1.3 of Schedule 2;

Warranties means the warranties set out in Schedule 2 and the Taxation Warranties.

2.	In this Agreement, unless the context requires otherwise:

2.1.1	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

2.1.2	references to clauses and Schedules are to clauses of and Schedules to this Agreement and references to this Agreement include its Schedules;

2.1.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

2.1.4	the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

2.1.5	references to making or calculating any payment to a person in respect of any Losses shall be construed as requiring that the calculation of the amount payable shall take into account (i) the amount of any relief, credit or allowance available for tax purposes to the person suffering such Losses and any reduction of tax otherwise payable by such person which, in each case, arises as a result of the matter giving rise to such payment and (ii) the amount of any tax which is payable by such person in respect of the receipt of or the right to receive such amount.

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EXECUTED as a deed by	Signature
FG REINSURANCE HOLDINGS, LLC acting by its
authorised signatory, in the presence of:	/s/ Tom Heise
Print name
Tom Heise

Witness signature	/s/ HASSAN BAQAR

Name (in BLOCK CAPITALS)	HASSAN BAQAR

Address	108 Gateway Boulevard, Suite 204, Mooresville, NC 28117

EXECUTED as a deed by	Signature
ISMIE UK LIMITED acting by a director, in the
presence of:	/s/ James J. Myhre
Director
Print name
Tom Heise

Witness signature	/s/ ROBERT J. KANE

Name (in BLOCK CAPITALS	ROBERT J. KANE

Address	5th Floor, 70 Gracechurch Street, London, United Kingdom, EC3V 0XL

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